SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Caraustar Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Caraustar Industries, Inc. The meeting will be held on Wednesday, May 21, 2008, at 10:00 A.M. at the corporate headquarters of Caraustar Industries, Inc., 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia.

The primary business of the meeting will be to elect directors, to ratify the selection of our independent registered public accountants and to take action upon any other business that may properly come before the meeting or any adjournment or postponement thereof. The proposals are more fully explained in the enclosed proxy statement.

During the meeting, we will also report to you on the condition and performance of Caraustar and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to ask questions of management on matters that affect the interest of all shareholders.

We hope to see you on May 21, 2008. Whether you plan to attend or not, as soon as possible please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote your proxy over the telephone as described on the endorsed proxy card. Your vote is important. We appreciate your continued interest in and support of Caraustar.

Sincerely yours,

CARAUSTAR INDUSTRIES, INC.

Daniel P. Casey	Michael J. Keough
Chairman of the Board	President and Chief Executive Officer

PHONE 770•948•3101      •       P.O. BOX 115      •      AUSTELL, GA 30168-0115

5000 AUSTELL-POWDER SPRINGS ROAD, SUITE 300      •      AUSTELL, GA 30106-3227

www.caraustar.com

CARAUSTAR INDUSTRIES, INC.

NOTICE OF THE 29TH ANNUAL MEETING OF SHAREHOLDERS

OF CARAUSTAR INDUSTRIES, INC.

Date:	Wednesday, May 21, 2008

Time:	10:00 a.m., Eastern Daylight Savings Time

Place:	5000 Austell-Powder Springs Road, Suite 300 Austell, Georgia 30106

Purposes:	1. To elect three Class I Directors to serve on the Board of Directors until the Annual Meeting in 2011;

2. To ratify the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3. To transact such other business that may properly come before the Annual Meeting and any adjournment thereof.

Who Can Vote:	Shareholders at the close of the record date, March 17, 2008.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone as described on the enclosed proxy card.

Who May Attend:	All shareholders are invited to attend the Annual Meeting in person.

By Order of the Board of Directors

Wilma Elizabeth Beaty
VP, General Counsel and Secretary

Your vote is important! Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

PROXY STATEMENT

FOR THE

29th ANNUAL MEETING OF SHAREHOLDERS OF

CARAUSTAR INDUSTRIES, INC.

TO BE HELD WEDNESDAY MAY 21, 2008

This Proxy Statement, the accompanying proxy card and the Annual Report to Shareholders of Caraustar Industries, Inc. (the “Company” or “Caraustar”) are being mailed on or about April 14, 2008. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 29th Annual Meeting of Shareholders (the “Meeting”). The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Who is the Proxy Committee?

The Proxy Committee was appointed by the Board at their meeting held on February 20, 2007, and is comprised of Daniel P. Casey, Michael J. Keough and James E. Rogers.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Proxy Committee appointed by the Board the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the meeting if you owned shares of Common Stock of the Company at the close of business on our record date of March 17, 2008.

How many shares of Common Stock may vote at the Meeting?

As of the record date, March 17, 2008, there were 29,481,060 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record,” you have the following options. You can vote your proxy:

•	By mailing in the enclosed proxy card; or

•	By telephone.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all three nominees for Class I Directors with terms expiring at the 2011 Annual Meeting of Shareholders.

Proposal 2—FOR the ratification of the appointment of Deloitte & Touch LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal 2—You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the Proxy Committee appointed by the Board will vote your shares as follows:

Proposal 1—FOR the election of all three nominees for Class I Directors with terms expiring at the 2011 Annual Meeting of Shareholders.

Proposal 2—FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

How are votes, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes and, other than for Proposal 1, will have the same effect as a vote against the matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Meeting as a shareholder of record and voting your shares in person.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director, meaning that the three nominees receiving the greatest number of votes cast will be elected.

Proposal 2 requires the affirmative vote of a majority of those shares present in person and represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from BNY Mellon, the Company’s transfer agent, will count the votes and serve as the Inspector of Election. The Inspector of Election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

The Company will bear the entire cost of preparing this proxy statement and of soliciting the enclosed proxy appointment forms. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers and other record holders to send proxy appointment forms and proxy material to the beneficial owners of the Company’s common stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxy appointment forms from shareholders, personally or by telephone, telegram or special letter.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxy appointment forms from shareholders, personally or by telephone, telegram or special letter.

If you have any further questions about voting your shares or attending the meeting please contact our Investor Relations Department at 770.745.3779 or csarinvestor@caraustar.com.

April 14, 2008

PROPOSAL 1

Election of Class I Directors

Composition of the Board

The full Board consists of ten Directors. The Board is divided into three classes, with Class I and Class III each having three Directors and Class II having four Directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.

The current composition of the Board is:

Class I Directors (term expiring at this annual meeting)	L. Celeste Bottorff Eric R. Zarnikow Dennis M. Love

Class II Directors (term expiring at the 2009 annual meeting)	Ronald J. Domanico Charles H. Greiner, Jr. John T. Heald, Jr. Michael J. Keough

Class III Directors (term expiring at the 2010 annual meeting)	Daniel P. Casey Robert J. Clanin James E. Rogers

The election of three, Class I Directors will take place at the Meeting. At its February 20, 2008 meeting, the Board approved the recommendation of the Nominating and Governance Committee that the full Board remains comprised of ten Directors and that all three incumbent Class I Directors be nominated for another three-year term.

If elected, each of the three, Class I Director nominees will serve on the Board until the 2011 annual meeting, or until their successors are duly elected and qualified in accordance with the Company’s bylaws. If any of the three nominees should become unable to serve for any reason, the persons named on the proxy card as proxies may vote for other person(s) selected by the Nominating and Corporate Governance Committee. Management has no reason to believe that any of the three nominees for elections named below will be unable to serve.

Your Board Recommends That Shareholders

Vote FOR All Three Nominees Listed Below

CLASS I DIRECTORS

(Nominees for election to serve until the 2011 Annual Meeting)

L. CELESTE BOTTORFF	Age:	54
	Director Since:	2003
	Principal Occupation:	Vice President, Living Well Sparkling Beverages, Coca-Cola Company North America, Atlanta, Georgia.
		Ms. Bottorff was promoted to the position of Vice President, Living Well of the Sparkling Beverages Division of Coca-Cola North America in 2007. She had previously been Group Marketing Director, Foodservice Division of The Coca-Cola Company and has over 30 years of experience in industrial management, marketing and strategy. Prior to her tenure at The Coca-Cola Company, she was Senior Vice President/Marketing & Strategy for AHL Services, Inc., a leading provider of marketing fulfillment, customer service and merchandising services to Fortune 500 companies.
	Other Public Directorships:	None.

DENNIS M. LOVE	Age:	52
	Director Since:	1999
	Principal Occupation:	President and Chief Executive Officer, Printpack Inc., Atlanta, Georgia, a manufacturer and converter of flexible packaging materials.
	Other Public Directorships:	Mr. Love also serves as a director of AGL Resources Inc. (currently serving on its audit and nominating and governance committees).

ERIC R. ZARNIKOW	Age:	48
	Director Since:	2005
	Principal Occupation:	Senior Executive with the Federal Government
		Mr. Zarnikow joined the U.S. Small Business Administration (SBA) in November 2007 as the Associate Administrator for the SBA’s Office of Capital Access. Prior to joining the SBA, he was Senior Vice President and Treasurer of The ServiceMaster Company a position he held since December 1999.
	Other Public Directorships:	None.

CLASS II DIRECTORS

(Incumbents to serve until 2009 Annual Meeting)

RONALD J. DOMANICO	Age:	49
	Director Since:	2006
	Principal Occupation:	Senior Vice President and Chief Financial Officer, Caraustar Industries, Inc.
		Mr. Domanico has been employed by the Company since October 2002.
	Other Public Directorships:	None.

CHARLES H. GREINER, JR.	Age:	60
	Director Since:	2004
	Principal Occupation:	Senior Vice President (Retired), International Paper Company, a global paper and paper distribution, packaging and forest products company.
		Mr. Greiner served as Senior Vice President Commercial Development, Printing Papers of International Paper from 2003 until his retirement in June 2004 and as Senior Vice President, Printing and Communications Papers of International Paper Company from 1999 to 2003.
	Other Public Directorships:	None.

JOHN T. HEALD JR.	Age:	62
	Director Since:	2006
	Principal Occupation:	President (Retired), John H. Harland Company/Harland Printed Products, Decatur, Georgia.
		Prior to his retirement Mr. Heald served as President of Harland Printed Products for three years. From 2001 until 2002, Mr. Heald was President and Chief Executive Officer of Baldwin Technology Company.
	Other Public Directorships:	None.

MICHAEL J. KEOUGH	Age:	56
	Director Since:	2002
	Principal Occupation:	President and Chief Executive Officer, Caraustar Industries, Inc.
		Mr. Keough has been employed by the Company since March 4, 2002, initially serving as its Senior Vice President and Chief Operating Officer from March 4, 2002 through December 31, 2004, and as President and Chief Executive Officer since January 1, 2005.
	Other Public Directorships:	None.

CLASS III DIRECTORS

(Incumbents to serve until 2010 Annual Meeting)

DANIEL P. CASEY	Age:	65
	Director Since:	2003
	Principal Occupation:	Vice Chairman and Chief Financial Officer
		(Retired), Gaylord Container Corporation, a major integrated producer of brown paper packaging products. Mr. Casey served as Vice Chairman of the Board of Directors and Chief Financial Officer of Gaylord Container Corporation from 2000 until his retirement in 2002.
	Other Public Directorships:	Mr. Casey also serves as a Director of Amcol International (currently serving on its audit, compensation and executive committees).

ROBERT J. CLANIN	Age:	64
	Director Since:	2001
	Principal Occupation:	Senior Vice President and Chief Financial Officer
		(Retired), United Parcel Service. Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service from 1994 until his retirement on January 1, 2001 after 31 years of service. Mr. Clanin also served as a director of United Parcel Service between 1996 and 2000.
	Other Public Directorships:	Mr. Clanin currently serves as a director of JetBlue Airways Corporation (currently serving on its audit committee).

JAMES E. ROGERS	Age:	62
	Director Since:	1993
	Principal Occupation:	President, SCI Investors Inc., a private equity investment firm. Mr. Rogers has been President of SCI Investors Inc. since April 1993. From 1993 to 1996, Mr. Rogers also served as Chairman of Custom Papers Group, Inc., a paper manufacturing company.
	Other Public Directorships:	Mr. Rogers also serves as a director of Wellman, Inc. (currently serving as chair of its compensation committee and on its nominating and governance committee), Owens & Minor, Inc. (currently serving as its lead director), and New Market Corporation (currently serving as the chair of its compensation committee and on its nominating and governance committee).

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company and the Board of Directors have adopted corporate governance guidelines, which were most recently amended on February 21, 2007, and which are available at www.caraustar.com by first clicking “Investor Relations” then “Governance” and then “Governance Guidelines”. The Corporate Governance Guidelines are also available in print to any shareholder upon request. These guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its oversight function and to ensure that the interests of the Board and management align with shareholders’ interest.

Annually, each Director and executive officer completes a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Director and Officer Questionnaires were distributed most recently on January 11, 2008.

Director Independence

The Board has determined that none of the Company’s directors or nominees, other than Messrs. Keough and Domanico – who are both employees of the Company — has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” under the standards of independence established by the NASDAQ Stock Market and adopted by the Company.

All of the members of our Audit Committee, Compensation and Employee Benefits Committee and Nominating and Corporate Governance Committee are independent directors under these standards. In addition, the Board has determined that the members of the Audit Committee meet the heightened standards of independence established under the Securities Exchange Act of 1934 for members of a public company audit committee.

Nominations for Directors

The principal responsibilities of the Nominating and Corporate Governance Committee (the “Governance Committee”) are to help determine the appropriate composition of the Board and to assist the Board in identifying qualified candidates to become Board members. The Governance Committee discharges these responsibilities by making recommendations to the Board regarding the size and composition of the Board and the criteria for selecting Board candidates. The Governance Committee is also charged with overseeing the search for qualified Board candidates (including the evaluation of candidates suggested by shareholders or otherwise) and recommending to the Board the director nominees to be presented for shareholder approval at each annual meeting of shareholders and any candidates to fill Board vacancies that may arise between annual meetings. Its other material functions are outlined in a written charter adopted by the Board, which was most recently amended in February 2007 and is available at www.caraustar.com by first clicking “Investor Relations” then “Governance” and then “Nominating and Corporate Governance Committee” under the sub-heading “Committee Charters.”

New Board candidates are typically examined by a screening and interview process that includes meetings with senior management and independent directors, as representatives of the Governance Committee or the Board. Although the Governance Committee is not obligated to consider, or give particular weight to, any minimum criteria when considering potential director candidates, the Governance Committee generally considers a number of factors, such as the candidate’s relevant training and business experience, the candidate’s independence from management, the candidate’s integrity, character, and capacity for exercising leadership and mature judgment, the candidate’s potential fit with the size and composition criteria established for the Board, and the nature of the candidate’s other commitments. When current Board members are considered for re-nomination, they are not required to re-interview, but the Governance Committee considers the prior contribution of those directors and whether their re-election would be consistent with the Governance Committee’s recommendations regarding the size and composition of the Board and its committees and with applicable NASDAQ and SEC regulatory requirements.

Article III, Section 3 of the Company’s bylaws sets forth the process by which shareholders may submit nominations of director candidates for consideration at the Company’s annual meeting. See “Proposals for 2009 Annual Meeting of Shareholders” below for more information regarding this process. Any shareholder who wishes to have the Governance Committee and the Board consider nominating a particular individual as a director should follow this same process. Any shareholder candidates suggested for nomination in accordance with this process will be considered and evaluated by the Governance Committee in accordance with the Governance Committee’s charter and the process described above for all new Board candidates.

With respect to the directors standing for election at this Annual Meeting, all are incumbents standing for re-election.

Communications with the Board

Any shareholder who wishes to communicate with our Board of Directors, or one or more individual directors, can write to them at this address:

Caraustar Industries, Inc.

Board of Directors Communications

c/o Director of Internal Audit, Jonathan W. Corley

5000 Austell-Powder Springs Road, Suite 300

Austell, Georgia 30106-3227

Your letter should indicate that you are a shareholder. The Board has instructed the Director of Internal Audit to promptly forward all communications so received to the full Board or any individual Board member or members to whom the communications are addressed.

Code of Ethics

The Company’s Standards of Business Conduct, which is the Company’s code of ethics applicable to all Directors, managers and employees companywide, embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business and its commitment to honesty, integrity, fair dealing and full compliance with all laws affecting the Company’s business. The Standards of Business Conduct is available at www.caraustar.com by first clicking on “Investor Relations”, then “Governance” and then “Standards of Business Conduct.” The Standards of Business Conduct is also available in print to any shareholder who requests it.

The Company has established a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Standards of Business Conduct relating to, among other things:

•	Accounting practices, internal accounting controls, or auditing matters and procedures;

•	Theft or fraud of any amount;

•	Insider trading;

•	Performance and execution of contracts;

•	Conflicts of interest; and

•	Violations of securities and antitrust laws.

Any employee, shareholder or other interested party can call the following toll-free number to submit a report. This number is operational 24 hours a day, seven days a week: 1-866-834-1825.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Both the Board and management at the Company highly value strong and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. Members of the Board are kept informed of the Company’s business through discussions with management, by reviewing materials regularly provided to them, and by participating in meetings of the Board and its committees. All directors attended at least 75% of the aggregate total number of meetings of the Board and the Board Committees on which they serve, except for Mr. Heald who was unable to attend one of the meetings of the Governance Committee because of a serious injury. The Board typically schedules a meeting in conjunction with the Company’s annual meeting of Shareholders and expects that all directors will attend the annual meeting absent a schedule conflict. All of our directors attended the 2007 annual meeting.

The Company’s independent directors meet in regularly scheduled executive sessions without management present. In 2007, Messrs. Rogers and Casey, presided over these sessions commensurate with their respective terms as chair of the Board.

Committees of the Board

The Board currently has four standing committees: an Audit Committee, a Compensation and Employee Benefits Committee, a Nominating and Corporate Governance Committee and an Executive Committee. In 2007, all of these committees, other than the Executive Committee, were comprised solely of independent directors, under the standards of independence established by the NASDAQ Stock Market and adopted by the Company. The charters for all committees are posted on the Company’s website, www.caraustar.com and are available by clicking “Investor Relations” and then “Governance.”

Ms. Bottorff, Mr. Clanin and Mr. Zarnikow (chair) currently serve on the Audit Committee. The Audit Committee reviews the results and scope of the annual audit of the Company’s financial statements and the services provided by the Company’s independent registered public accounting firm, and oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes, its systems of internal controls, compliance with legal and regulatory requirements and the independent auditor’s qualifications and independence. The Audit Committee met seven times in 2007. Additional information regarding the Audit Committee is set forth below under “Report of the Audit Committee.”

Mr. Greiner, Mr. Heald and Mr. Love (chair) currently serve on the Compensation and Employee Benefits Committee (the “Compensation Committee”). The Compensation Committee establishes and reviews executive compensation criteria and administers the Company’s equity compensation plans. The Compensation Committee met seven times in 2007. After the Annual Meeting, it is expected that Mr. Greiner will succeed Mr. Love as Compensation Committee chair, and Ms. Bottorff will join the Compensation Committee as its fourth member. These changes to the composition of the Committee were made upon the recommendation of the Nominating and Corporate Governance Committee and reflect the increased work for which the Compensation Committee is responsible as well as the Board’s general belief that it is important to have regular rotation of committee chairs and committee composition as a good governance practice. Additional information regarding the Compensation Committee is set forth below under “Executive Compensation; Compensation Discussion and Analysis.”

Ms. Bottorff, Mr. Greiner, Mr. Heald and Mr. Rogers (chair) currently serve on the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee recommends nominees for election to the Board of Directors and advises on other matters of organizational structure and corporate governance. The Governance Committee met three times in 2007. After the Annual Meeting, it is expected that Ms. Bottorff will no longer serve on the Governance Committee. Additional information regarding the Governance Committee is set forth above under “Director Nominations.”

Mr. Casey (chair), Mr. Keough and Mr. Rogers currently serve on the Executive Committee. The Executive Committee generally has the power and authority of the Board, to be exercised between meetings of the Board of Directors or in emergencies, except that the Executive Committee does not have power and authority that is specifically delegated to another committee of the Board of Directors established by resolution or the Company’s bylaws or to take actions that may not by law be delegated by the Board of Directors to a committee. The Executive Committee did not meet in 2007.

Compensation Committee Interlocks and Insider Participation

During 2007, no member of the Compensation Committee was an employee or officer of any company that had an officer of the Company as a director. The members of the Compensation Committee meet in regularly scheduled executive sessions without management present. Mr. Love, the committee chair, presides over these sessions.

TRANSACTIONS WITH RELATED PERSONS

Mr. Love, a director of the Company since 1999, is the President and Chief Executive Officer of Printpack, Inc., a customer of the Company. The Company sold tubes and cores to Printpack, Inc. in the amounts of $5.5 million, $5.5 million and $5.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

In general, our compensation philosophy is to align the interests of our executives directly with the interests of our shareholders. The specific objectives of the Company’s executive compensation programs are: to increase shareholder value by improving Company performance; to align management incentives with the performance of the business units directly affected by the executive’s leadership; and to attract and retain high quality executive talent. These objectives are embodied in the Philosophy and Principles for Executive Compensation (the “Philosophy”) adopted by the Compensation and Employee Benefits Committee of the Board (the “Committee”).

Philosophy and Principles for Executive Compensation

•	Total compensation for executives must be competitive with similarly situated positions, as established by national and industry peer group survey data.

•

Incentive compensation plans must be supported by business rationale related to specific financial performance targets and personal performance objectives and will be reasonable and appropriate for the circumstances.

•

Equity participation must be a key component of our executives’ total compensation. Such plans will promote executives to act in the best interest of shareholders by allowing enhanced compensation opportunities for performance that increases shareholder value.

•	Total compensation programs for executives must be evaluated regularly for internal equity.

•	Equity ownership for executives will be emphasized through share ownership and retention guidelines established by the Committee.

•

All executive compensation programs must be constructed and administered in a manner that is fully compliant with all legal, regulatory, and stock exchange listing requirements. They shall be transparent to shareholders and be fully disclosed, consistent with the principles of good corporate governance.

The Committee has the responsibility of designing the Company’s executive compensation and benefit programs in a manner that will achieve the Company’s objectives and adhere to the Committee’s Philosophy. The Committee is also responsible for conducting the annual performance review of the Company’s CEO and other executives, making any adjustment in individual executive’s base salary and determining the incentive payment, if any, awarded to each executive.

The Committee engaged Mercer, a human resources consultant, to assist the Committee in fulfilling its responsibilities. The Committee formally engaged Mercer pursuant to a competitive process, in which the Committee prepared a scope of work and received competitive bids from several well-reputed prospective executive compensation consultants. The Committee reviewed each consulting firm’s written response and fee proposal and then interviewed each of firms before making its determination to engage Mercer. Mercer was formally retained by the Committee in 2006, and subsequent to its engagement, Mercer has regularly participated in Committee meetings, including executive sessions with the Committee in which the members of management do not participate. The Committee directs Mercer’s work, although Mercer works effectively with management to understand the historical aspects of the Company’s pay practices, compensation and benefit plan design and specific economic, industry or other factors that may be important to fulfilling the Committee’s stated principles.

Benchmarking

With Mercer’s assistance, the Committee has established an industry peer group currently consisting of twenty companies in the paper packaging/products or container industries. The Committee, at least annually, reviews the composition of the peer group and makes suggestions for additions and deletions as appropriate. The peer group consists of the following companies:

AEP Industries (1)	Graphic Packaging Corp	Rock-Tenn Corp
American Woodmark Corp	Greif, Inc	Schweitzer-Maudit Intnl Inc
Aptar Group, Inc (1)	Interface Inc	Silgan Holdings, Inc (1)
Buckeye Technologies	Neenah Paper, Inc	Spartech Corp
Cenevo, Inc	Newark Group (2)	Wausau Paper Corp
Chesapeake Corp	Packaging Corp of America	Wellman, Inc
Glatfelter	Pope & Talbot, Inc

(1)	These companies were 2007 additions to the industry peer group.
(2)	This company is privately-held.
(3)	The following companies were deleted from the 2006 industry peer group by Committee action: Bemis Co., the Sonoco Products Co. These companies were excluded because of their larger scale as compared to the Company. Longview Fibre was also deleted from the industry peer group, however, the reason for the deletion was attributable to its acquisition by a private equity firm.

Mercer uses industry peer group data, along with published surveys of executive compensation for comparably-sized companies within the broader market, as source data to conduct a competitive pay analysis for nine senior executive positions, including all five named executive offers reported in the Summary Compensation Table below (“Named Executive Officers”). Mercer’s study covers base salary, total cash compensation (salary plus annual incentives) and total direct compensation (salary plus annual incentives plus long-term incentives). Composite market values for our Named Executive Officers were developed using an equal blend of peer group proxy pay data and broader market published survey data, with market values reported at the twenty fifth, fiftieth (or “median”) and seventy fifth percentiles of competitive practice. Mercer’s study compares incumbent pay for each executive against composite market values to gauge pay competitiveness. Mercer’s analysis found that as a group, our executives’ base salaries equal 102% of the market median in the aggregate, consistent with the Company’s compensation strategy, which targets executive salaries at the market fiftieth percentile. Mercer’s analysis further demonstrated, as a group, our executives’ actual total cash compensation equals 85% of the median and aggregate actual total direct compensation equals 77% of the median.

Mercer also uses the industry peer group to review plan design, including opportunity for incentive plan payouts. Mercer’s analysis demonstrated that the Company’s annual incentive plan award opportunities are somewhat higher than general industry market median levels for all executives, other than the CEO (whose target is at the market median), with aggregate target total cash compensation (sum of salary plus target annual incentives) equal to 117% of the market median. However, actual incentive awards earned by executives in the preceding five years — 2002 through 2006 — were therefore significantly less than target levels and below market median levels for all executives.

At the Committee’s direction Mercer also conducts a business performance analysis to assess the relative alignment of Company’s performance and Named Executive Officer pay for Caraustar and the industry peer group. Mercer’s analysis compares the Company against industry peers in terms of financial performance over 1-year and 3-year periods as well as aggregate pay for Named Executive Officers. Financial performance measures used in this analysis were reviewed with and approved by the Committee. For the period ending December 31, 2006, the Company ranked 13th out of 20 companies in terms of 1-year overall performance and 15th in terms of total cash compensation for Named Executive Officers. The Company also ranked 17th out of 20 companies in terms of 3-year performance and 16th in terms of total direct compensation for Named Executive Officers. This analysis demonstrated that the Company was fairly closely aligned with industry peers in terms of relative pay and performance rankings.

The Company’s Human Resources Department also supports the Committee by compiling and presenting executive compensation benchmarking analyses from other relevant sources, including industry and trade association survey data and survey information available through nationally recognized, human resource organizations and subscription services.

Overview of Executive Compensation

It is clear that the philosophy guiding our approach to executive compensation must also take into account industry and market conditions. Our business environment continues to be highly volatile with many variables only marginally within the control of executives. These variables have, and continue to, adversely impact our financial performance as well as payout levels under our short-term and long-term executive compensation components that are tied to such performance. In 2007 the Company made significant progress in completing its strategic transformation plan only to experience, along with industry peers, extraordinary increases in raw materials and other input costs, greater foreign competition and movement of business offshore, and the sudden implosion of key domestic markets related to the downturn in the housing industry. The cumulative effect of these factors more than offset other internal cost reduction initiatives, pricing increases and the effects of the strategic transformation plan. These factors put the achievement of agreed upon financial performance objectives established by the Committee using ordinary market assumptions out of reach for executives managing through these extraordinary market circumstances. Despite these setbacks for the Company and the industry in general, the Committee recognized the significant effort and work attributable to the execution of key components of the strategic transformation plan and the need to retain executives to ensure operational continuity and future financial success. The Committee also noted that the effort attributable to executing the transformation plan was a critical component of the Company’s long-term ability to succeed — not short term gain — and those efforts were costly and clearly adversely impacted short-term financial performance and commensurately impacted executives’ ability to receive any awards under the 2007 incentive plan.

Components of the 2007 Executive Compensation Program

To fulfill the objectives of our compensation philosophy and principles within a performance driven environment, we utilize five key components of compensation:

•	Base Salary

•	Annual Cash Incentive Awards

•	Long-Term Equity Incentive Grants

•	Health and Welfare Benefits

•	Retirement Plans

We regard base salary as a primary component of the Company’s compensation package, and the most readily comparable. Base salary for each executive is tied to the individual executive’s skills and experience as well as compensation levels for similar positions at comparable companies. The maintenance of competitive compensation salary levels, which provide a steady income stream, allows the executives to focus on the matters that contribute to the long-term success of the Company in an environment that may limit other forms of incentive compensation. Subsequent increases to base salary are based on the executive’s performance, value, and contribution to the Company. Annual cash incentives allow executives to earn additional compensation tied to the executive’s individual performance and the Company’s financial performance. Long-term equity incentive grants are used by the Company to link a meaningful portion of executive pay to longer-term financial performance success and shareholder value creation, to provide executives with an equity stake to further align their interests with those of shareholders, and to assist the Company in retaining valuable talent. Company sponsored heath and welfare benefit and retirement plans are comparable to benefits offered by other medium-size companies and are considered by executives to be a basic and critical element of the employment relationship with the Company. The Company believes that these components provide the right mix between retention and performance, in terms of positioning the Company for positive financial results. Sustainable financial improvement has been a key concern of the Board. We believe that using these components, emphasizing a competitive base salary in combination with and to a lesser extent the other components of compensation, allows the Company to attract and retain executives with the commitment to execute a longer-term agenda. The Board believes that this longer-term view is critical for achieving significant business changes that — while not expected to show immediate results — will allow for sustainable and disciplined financial improvement.

The Company may also provide significant post termination compensation in certain specified cases. This compensation includes change of control related severance payments and benefits’ continuation for the purpose of insuring retention of key incentives and to minimize business disruption in the face of a change of control event. The Company has not elected to provide any vehicle for the deferral of any compensation except for the qualified defined contribution (401(k) savings) plan, which is available to all of the Company’s employees. The Company also may provide limited perquisites and other benefit payments which are described in the accompanying tables and narrative information below.

Base Salaries

The base salaries of our executives are a key competitive component of the executive’s total cash compensation and take into account the executive’s position, scope of responsibilities, experience and individual performance. The base salaries of our Named Executive Officers are reviewed on an annual basis, based on an assessment of individual performance and competitive market conditions, with any adjustments typically becoming effective as of March 1. The Committee uses broader market and industry specific survey data to ascertain the competitiveness of each executive’s base salary (see the section on Benchmarking). The Committee has determined that base salaries for our executives should be positioned at the median of the industry peer group for positions with similar responsibilities as the individual executive. In February of 2007, the Committee reviewed each executive’s performance against his or her individual performance goals and noted, generally, that each of the executives had achieved those objectives. The Committee also considered the Company’s financial condition and management’s recommendation that executives’ salaries be maintained at the 2006 level. The Committee accepted management’s proposal and determined that it would not grant any salary increases to executives in 2007. On February 27, 2008 the Committee completed its annual review of relevant compensation data and each executive’s individual performance. The Committee again noted the Company’s financial condition and the fact that the executive group, as a whole, had achieved the majority of their individual performance objectives. The Committee determined that since no salary increases had been awarded to executives in 2007, it was appropriate to award modest increases to certain executives based on overall performance. Only two named executives, Messrs. Kelchen and Foster, were awarded salary increases each at 3.0% of base salary.

Annual Cash Incentives

The annual incentive plan was established to meet and reward our executives and other key managers for their contributions in achieving a specific Company financial objective and assigned personal performance objectives. Approximately 45 employees, including all senior executives, participated in the 2007 Incentive Plan. There are two components to the Incentive Plan: a financial component and individual performance. Under the financial component, Named Executive Officers have a target payout opportunity equal to 60% of base salary for achieving 100% of the EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization) financial target. For purposes of the annual incentive plan, EBITDA includes consolidated results for the Company plus its proportionate ownership share of joint venture EBITDA, plus joint venture income less joint venture distributions (“Bonus Defined EBITDA”). Under the individual objective component, executives can earn up to an additional 15% of base salary for achieving 100% of pre-established individual personal performance objectives. Accordingly, the combined target [financial component plus individual objectives component] could result in a total target award equal to 75% of the executive’s base salary, with maximum payouts capped at 100% of base salary if actual EBITDA exceeded the target level. These payout opportunities expressed as a percent of base salary, are the same for all named executives, including the CEO.

Early in 2007, the Committee established financial targets, expressed as a range of EBITDA for the 2007 incentive program. The Committee’s intent was to set a challenging financial target that was a stretch for management to achieve. Based on the challenging market conditions (discussed in more detail above under the heading, Overview of Executive Compensation) 2007 Bonus Defined EBITDA presented a particularly aggressive target. The 2007 incentive plan identified a minimum threshold of $35,850,000 in Bonus Defined EBITDA before any incentive plan participants, including named executive officers, would be eligible to receive any payout under the financial objective component of the 2007 Incentive Plan.

Based upon the Company’s financial performance the Committee determined that the minimum threshold for incentive payouts under the financial component of the 2007 incentive was not met. Accordingly, executives were not awarded any payout under this component of the incentive plan. Named Executive Officers did, however, receive the payouts shown below based on the extent to which the Committee determined these executives achieved their respective individual performance objectives.

In awarding these payments, the Committee recognized that each executive had contributed significantly to the Company’s success in overcoming increasingly adverse business conditions despite major increases in manufacturing costs (e.g. waste paper and energy), excess industry production capacity and a sudden decrease in product demand due to the significantly slowed housing demand. Individually, and collectively, the executives took aggressive action over the plan year to restructure and consolidate facilities, sell underperforming operations, implement major capital projects, create new product offerings, expand customer relationships and complete multiple initiatives to reduce overhead costs. The amounts of payments awarded to the Named Executive Officers under the 2007 individual objective component of the 2007 incentive plan were:

Michael J. Keough	$90,625
Ronald J. Domanico	$57,960
Steven L. Kelchen	$49,421
Thomas C. Dawson, Jr.	$35,532
John R. Foster	$39,480

Long-Term Incentive Plan

In May of 2003, our shareholders approved the adoption of the 2003 Long-Term Equity Incentive Plan (“LTEIP”). The plan is intended to improve the alignment of the interests of executive and other management participants in the plan with the interests of our shareholders by rewarding employees for improving our financial performance in a manner that enhances shareholder value. The plan provides for grants of various types of equity-based awards, including stock options and restricted stock. Approximately 45 key managers, including our executive officers, participate in this plan. Other managers may also be considered for equity-based awards based upon extraordinary contributions to the business. The Committee maintains the discretion to consider a decision to grant equity to executives and other participants at reasonable time intervals based upon the Company’s overall financial performance, achievement of strategic initiatives and the individual performance of the executive. Prior to 2007 no specific performance targets were established for the awarding of equity grants. The Committee previously authorized grants under the plan in August 2003, December 2004 and March 2006. No grants were approved in 2005. Historically, these grants have been in the form of an equal allocation of stock options and performance accelerated restricted stock (“PARS”) to each participant with the number of shares awarded to the participant determined by a target, usually 40% — 50% of the current salary divided by the share price. Stock options are issued with an exercise price not less than 100% of the fair market value of the common stock, defined as the closing price of the common stock on the date preceding the grant date. PARS generally vest after a seven year period based on continued service, however vesting may be accelerated if, after the first year, the price of our common stock reaches a pre-determined level and maintains that level for a period of twenty consecutive trading days.

In 2007, consistent with our compensation philosophy, the Committee continued to promote the principle that significant equity ownership by our executives and other key managers is an appropriate method of rewarding and incenting performance aligned with shareholder interest. The Committee, with Mercer’s assistance, conducted an analysis of the industry peer group and other companies’ equity compensation plan designs and practices with the goal of evaluating the competitiveness of the Company’s current equity plan design and practices. The Committee’s intent was to provide even greater alignment of executive compensation and future financial performance. Following discussion and evaluation of this data, the Committee determined that it would adopt a “portfolio” approach to equity compensation, which would include the following types of awards:

•	Performance contingent restricted stock awards (“Performance Shares”) to promote pay for performance tied to the achievement of cumulative three year financial objectives;

•

Traditional stock option grants with payouts tied to stock price appreciation; however, due to the introduction of Performance Shares and in order to help control equity plan dilution, options as a component of this portfolio approach would have lesser emphasis than the Company had historically afforded to options; and

•	Service based restricted stock awards, designed to enhance key employee retention and to provide an immediate ownership stake.

The Committee determined that target long-term incentive award opportunities for executives would be based upon market median levels for industry peer group executives. Target awards are tied to a percentage of base salary — 100% for the CEO and 75% for all other Named Executive Officers.

In July 2007 and after adoption of this portfolio approach, the Committee determined that 50% of target long-term incentives for 2007 would be provided in the form of Performance Shares, to strengthen the link between pay and performance. The Committee also decided to allow executives to choose among the following two pre-specified alternatives with regard to the remaining half of target long-term incentive awards: (A) 50% Options and 0% Restricted Stock; or (B) 25% Options and 25% Restricted Stock. Four of the five Named Executive Officers elected (A) above and one executive elected (B). For valuation purposes and in order to calculate the equivalency of Performance Shares to Restricted Stock and Stock Options, the Company assumed a

$7.00 stock price (which was comparable with a year to date average price for Company shares through June 2007). Each award alternative identified a fixed number of Performance Shares, Stock Options and Restricted Stock, based on an equivalency valuation calculation.

In order to determine the equivalency valuation, the Company calculated the present value of its Stock Options using a Black-Scholes valuation method and assumed a valuation for Performance Shares equal to 100% of the current stock price (which at the time was $7.00 per share). This valuation led to a relative equivalency value of 1 Performance Share for every 2 Stock Options and 1 share of service-based Restricted Stock for every 3 Stock Options. The target award for each executive was based upon the assigned percent of salary noted previously using a reference price of $7.00 per share to determine specific share amounts.

Although the awards under the LTEIP were approved by the Committee in July, actual grants were made on September 7, 2007, following the opening of the Company’s trading window.

The Named Executive Officers received the following grants:

	Performance Shares	Stock Options/Restricted Stock
Michael J. Keough	44,640	89,300/0
Ronald J. Domanico	22,500	45,000/0
Steven L. Kelchen	18,780	37,600/0
Thomas C. Dawson, Jr.	17,630	17,630/5880
John R. Foster	15,110	30,200

These five executives, aggregating their individual grants, received approximately 47% of the total number of Performance Shares granted, 50% of the total number of Stock Options granted and 6% of the total number of Restricted Stock granted in conjunction with this 2007 grant date.

Our CEO and our executives did not make recommendations to the Committee on the timing of the 2007 equity plan awards. Following Committee approval, our Corporate Human Resource Department administered the grants in accordance with the provisions of the LTEIP and Committee direction.

The Committee established the following vesting schedule for each type of award: Performance Shares would vest based upon the achievement of financial targets based on cumulative EBITDA over a three year (2007-2009) performance period. The actual number of Performance Shares earned can range from 50% (at a threshold performance level) to 150% (at a superior performance level) of the target award, with no shares earned if cumulative EBITDA is below the threshold performance level. The Committee established the cumulative EBITDA target at an aggressive level in order to incent a high level of performance. Stock Options and Restricted Stock vest with continued service over three years, using the following schedule: 50% of the award vests at the two year anniversary of grant date; and 100% of the award vests at the three year anniversary from grant date.

Clawback Provisions

Also in 2007 the Committee approved the amendment of the Change of Control Agreement, Restoration Plan and the individual letter employment agreement (as discussed below under the subheading Employment Agreements) to incorporate so-called “claw-back” language. The claw-back language provides a mechanism for the Company to recoup certain payments to executives upon a Committee determination that an executive officer has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate our financial statements. The claw-back provision requires that the executive repay or forfeit entitlement from the Company following the first public issuance or filing with the SEC of the financial statements required to be restated. Additionally and pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financials because of material non-compliance with any financial reporting requirement due to misconduct, the CEO and Chief Financial Officer must reimburse the Company for:

•	Any bonus or other incentive-based or yearly-based compensation received during the 12 months following the first public issuance of the non-complying document; and

•	Any profits realized from the sale of our securities during those 12 months.

The Committee believes that amendment of the above agreements to include claw-back provisions, extending the statutory requirements to all executives — not just the CEO and CFO — is a good corporate governance practice and provides shareholders with additional protections.

Stock Ownership Guidelines

In keeping with the Committee’s position that significant share ownership by executives aligns the interests of the executives with the interests of the shareholders, in July 2005, the Board, acting upon the recommendation of the Committee, approved and adopted share ownership guidelines for executives and other managers eligible to participate in the LTEIP. In October, 2007 these guidelines were amended by the Committee to reduce the share reference price from $20/share to $10/share to better reflect the then current price of the Company’s stock price. The Committee monitors each executive’s progress against these guidelines on an annual basis. Executives are expected to achieve the recommended ownership level, which is expressed as a multiple of annual salary and then converted into a number of shares based on the $10/share reference price, within five years from the anniversary date of the 2007 adoption of the $10/share reference price. This five year period represents an extension of time to achieve specific share ownership guidelines. The Committee believes that this extension was appropriate given the significant change represented by the adoption of the $10/share reference price, which upon its adoption had the immediate impact of effectively doubling the number of shares executives must own in order to achieve their specific share ownership requirement. The Committee noted, e.g. that in Mr. Keough’s circumstance that it would require significant stock purchases which exceeded Mr. Keough’s annual total cash compensation.

The specific ownership guidelines for the named executives are:

Michael J. Keough	5X
Ronald J. Domanico	3X
Steven L. Kelchen	1X
Thomas C. Dawson, Jr.	1X
John R. Foster	1X

All of the Named Executive Officers have met or exceeded their respective share ownership guidelines, with the exception of Mr. Keough. The Committee noted that Mr. Keough is making good progress toward meeting his share ownership requirement. Executives are encouraged to retain their shares and are prohibited by the Company’s Insider Trading Policy from engaging in certain activities regarding the Company’s securities, including short sales, the purchase or sale of a put or call option, or any other derivative or hedging transaction.

Health and Welfare Benefits

The Company provides the following health and welfare benefits to all named executives generally on the same basis as these benefits are provided to all salaried employees:

•	Medical, dental and prescription drug coverage

•	Basic and Accidental Death Benefit Life Insurance

•	Short Term Income Protection and Long-Term Disability Insurance

•	Defined Contribution (401(k)) Savings Plan

We believe that the Company sponsored heath and welfare benefit and retirement plans are comparable to other medium-size companies and the failure to provide such benefits would put us at a competitive disadvantage in attracting and retaining the most talented executives, and employees generally.

Retirement and Other Post-Termination Compensation

We believe that having plans which provide for retirement compensation is an essential component of an overall program of competitive executive compensation. These programs support executive recruitment and retention by providing long-term benefits to executives who remain in the employment of the Company and attain certain eligibility requirements relating to minimum age and length of service.

Through December 31, 2004, substantially all of the Company’s then current employees participated in a non-contributory defined benefit pension plan. The pension plan provided for retirement, disability and death benefits. Under the plan employees who retire at the normal retirement age of 65 and receive their benefits as a single life annuity are entitled to annual pension benefits generally equal to 0.75% of average annual compensation, multiplied by their number of years of credited service. Average annual compensation is the highest average compensation received by an employee for any consecutive five-year period during the last ten consecutive plan years of an employee’s participation in the plan. Average annual compensation is defined as an employee’s gross wages, excluding fringe benefits (the sum of the amounts in the salary and bonus columns for a named executive officer as shown in the Summary Compensation table).

Prior to April 1, 2000, when the annual benefit formula was changed to the formula described above, the annual benefit was calculated as follows: 1.35% times average annual compensation, multiplied by the number of years of credited service (not greater than 33 years), less 0.65% of final average annual compensation (defined as average annual compensation for the last three consecutive calendar years preceding retirement, up to the taxable wage base as established by the Social Security Administration) for each year of credited service at normal retirement date (not greater than 33 years). The new formula removed the offset to social security and the 33-year service cap for all salaried and hourly, non-union employees covered in the plan. Benefit accruals under the old formula through March 31, 2000 were frozen and participants age 50 with ten or more years of service became entitled to receive the greater of the benefit provided under the old formula or the new formula.

Effective December 31, 2004, we suspended further pension benefits for certain employees covered by the defined benefit pension plan. The suspension froze the accrued pension benefits for all salaried and non-union hourly employees who did not then qualify for continued benefits based on a specific combined years of service and age requirement. Of the named executive officers, only Mr. Dawson was grandfathered as a result of age and service and was unaffected by this action and will continue to accrue additional benefits and years of service under the plan.

All the Company’s salaried and non-union hourly employees participate, except those employees grandfathered in the defined benefit pension plan, in a defined contribution pension plan established on January 1, 2005, whereby we make an additional annual contribution to our 401(k) retirement savings plan for each eligible salaried and non-union hourly employee based upon the employee’s years of service. The amount of this additional contribution will range from 1% of base salary for employees with less than five years of service up to 4% of base salary for employees with twenty-five or more years of service.

The following Named Executive Officers received the following percentage contributions in this plan for 2007 service:

Michael J. Keough	2.0%
Ronald J. Domanico	1.0%
Steven L. Kelchen	1.0%
John R. Foster	2.5%

Severance Policy Payments

If a Named Executive Officer is terminated without cause and in the absence of a change of control event, the executive would receive severance pay and benefits coverage under our severance policy. This policy applies to all salaried employees in the event of a termination other than for cause. This plan provides for the payment of severance equal to the greater of one week of base salary per year of service or one week of base salary per $10,000 of salary with the maximum payment not to exceed 26 weeks. Specified employee benefits coverage is also provided for a period following separation. Certain Named Executive Officers are covered by employment agreements (discussed below) that entitle them to a guaranteed level of severance pay and benefits coverage beyond that of the severance policy.

	Severance Pay	Benefits Continuation
Michael J. Keough (1)	24 months	24 months
Ronald J. Domanico (1)	12 months	12 months
Steven L. Kelchen (1)	6 months	6 months

(1)	Provided pursuant to Employment Agreements with such officers, which Employment Agreements were most recently restated and amended as of April 8, 2008.

We also maintain a restoration plan (“SERP”) which supplements our other retirement benefits by providing our executives additional retirement benefits to which they otherwise would be entitled under our pension plan in the absence of certain limitations imposed by the Internal Revenue Code. On November 7, 2005, December 29, 2006 and April 8, 2008 we amended the restoration plan in connection with the Committee’s annual review of certain agreements, including the SERP and the Company’s Change in Control Severance Agreement. These amendments reduce risk for executives subject to the restoration plan by providing optional forms of payment, subject to Board approval, and clarifying certain provisions to conform to procedures and calculations under our defined contribution plan. The benefits payable under the restoration plan are based on the pension plan formula as in effect prior to April 1, 2000, but without regard to the taxable wage base established by the Social Security Administration or the 33-year maximum limit on credited years of service. Each participant’s final benefit under the restoration plan is determined by calculating this pre-2000 pension plan benefit and subtracting from it the benefit payable to the participant under the pension plan. The plan also contains offset provisions for any benefit received by the named executive officer under our defined contribution retirement plan. The SERP was most recently amended on April 8, 2008. The Amendments included certain IRC 409A compliance requirements, the incorporation claw-back provisions and miscellaneous, non-substantive corrections to the document.

Employment Agreements

On February 13, 2002, we entered into a letter agreement with Michael J. Keough setting forth certain terms and conditions of his employment. The letter agreement, which was amended and restated in July 2004, January 2005 and April 8, 2008 as described below, established Mr. Keough’s initial annual base salary at $450,000 and provided that subsequent increases in his base salary were to be determined by the Board or an authorized Committee of the Board. It also provided for an annual bonus for 2002 and 2003 at least equal to 10% and 20%, respectively, of Mr. Keough’s base salary. Pursuant to the letter agreement, we provided Mr. Keough with $1,000,000 in term life insurance, the initiation fee and monthly dues for a local country club, relocation expenses, an annual allowance for financial planning services, and 25 years of industry service credit for purposes of accruing benefits under the Company’s short-term disability plan and the restoration plan. Under both plans, Mr. Keough was allowed to immediately participate (the total benefit payable under the restoration plan is offset by payments from qualified plans of prior employers and payments from the Company’s defined contribution retirement plan benefit). We also agreed in the letter agreement to nominate Mr. Keough to the Board and to make the grant of stock options described in the table “Grants of Plan-Based Awards” below.

The term of Mr. Keough’s employment under the letter agreement is indefinite. If his employment had been terminated other than upon his death or disability or for cause, as defined in the agreement, or upon a change in control of the Company, the agreement provided that he would have been entitled to a severance benefit equal to at least 12 months base salary and benefits.

On July 15, 2004, we amended and restated this letter agreement in connection with Mr. Keough’s anticipated promotion to Chief Executive Officer on January 1, 2005. The amended and restated letter agreement established Mr. Keough’s initial annual base salary as Chief Executive Officer at $550,000, with subsequent increases in base salary to be determined by the Board or an authorized Committee of the Board. In addition, it states that we will continue to provide Mr. Keough with $1,000,000 in life insurance, a supplemental long-term disability benefit to ensure the replacement of at least 75% of his base salary in the event of a qualifying disability, dues for a local country club, an annual allowance for financial planning services, and 25 years of credit for service in the industry for purposes of our short-term disability plan and the restoration plan (with the total benefit payable under the restoration plan to be offset by payments from qualified plans of prior employers). We also agreed in the letter agreement to continue to nominate Mr. Keough to the Board. In addition, pursuant to this amended and restated letter agreement, on December 1, 2004, Mr. Keough received one-time grants of 3,500 restricted shares of common stock that will vest on the six month anniversary of the grant date, options to purchase 25,000 shares of common stock and 25,000 PARS that will vest after seven years or earlier if, at any time after the first anniversary of the date of grant, the closing price of the shares of common stock is at or above $18.00 per share for 20 consecutive trading days.

Mr. Keough’s employment under the amended and restated letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, or upon a change in control of the Company, the agreement provides that he will be entitled to a severance benefit equal to at least 24 months base salary and benefits.

On October 1, 2002, we entered into a letter agreement with Ronald J. Domanico setting forth certain terms and conditions of his employment. The letter agreement establishes Mr. Domanico’s initial annual base salary at $340,000 and provides that subsequent increases in his base salary are to be determined by the Board or an authorized Committee of the Board. Pursuant to the letter agreement, we have provided Mr. Domanico with membership in a country club (with annual expenses capped at $10,000), a relocation allowance of $40,000, an annual allowance for financial planning services, immediate participation in the restoration plan (with the total benefit payable under the restoration plan to be offset by payments from the Company’s defined contribution retirement plan benefit), a supplemental long-term disability plan to ensure the replacement of at least 75% of his salary in the event of a qualifying disability, and 10 years of service credit for purposes of our short-term disability plan.

Mr. Domanico’s employment under the letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, the agreement provides that he will be entitled to a severance benefit equal to at least 12 months base salary and benefits.

On August 31, 2004, we entered into a letter agreement with Steven L. Kelchen setting forth certain terms and conditions of his employment. The letter agreement established Mr. Kelchen’s initial annual base salary at $300,000 and provides that subsequent increases in his base salary are to be determined by the Board or an authorized Committee of the Board. It also provided for an annual incentive payment and grant under the terms of our 2003 Long-Term Equity Incentive Plan, at our discretion, with a guaranteed incentive payment for plan year 2004 of not less than $20,000 and for plan year 2005 of not less than 25% of his base salary earned during that plan year. Pursuant to the letter agreement, Mr. Kelchen received one-time grants under the 2003 Long Term Equity Incentive Plan of 15,000 non-qualified stock options, which vest in 25 percent increments over four years; 7,500 shares of restricted stock, which vest after one year of employment, and 10,000 shares of PARS with a target vesting price of $20.00 per share subject to a one-year blackout period. The letter agreement also provided for full relocation services, membership in a country club with an allowance of up to $300 per month for monthly dues and a one-time reimbursement of up to $10,000 in initiation fees; 15 years of credit for service in the industry for purposes of our short-term disability plan and the restoration plan with the total benefit payable under the restoration plan to be offset by any vested benefit payments from qualified plans of his former employer and payments from the Company’s defined contribution retirement plan benefit.

The term of Mr. Kelchen’s employment under the letter agreement is indefinite. In the event his employment is terminated other than because of death or disability (as defined in the agreement), by him for any reason, for cause (as defined in the agreement), or upon a change in control of the Company, the agreement provides him a severance benefit equal to at least six months’ continuation of his then current base salary and benefits coverage in place at the time of termination.

On December 29, 2006, Messrs. Keough’s, Domanico’s and Kelchen’s letter agreements were amended and restated for compliance with Section 409A of the Internal Revenue Code. The amendments include: specifying a fixed date upon which payments would begin; providing that payments would be delayed for six months if the executive is a “specified employee” as defined by the Internal Revenue Code, and specifying a date for identifying specified employees. On April 8, 2008, Messrs. Keough’s, Domanico’s and Kelchen’s letter agreements were further amended and restated for compliance with Section 409A of the Internal Revenue Code and to incorporate claw-back provisions, which provide a mechanism for the Company to recoup certain payments upon a Committee determination that the executive has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate our financial statements.

Change in Control Severance Agreements

We have change in control severance agreements with each of our executives in order to ensure their continued service in the event of a change in control of the Company. Each of the agreements provides that the individual will receive a severance benefit upon termination of employment by the Company without cause, or voluntary termination of employment for good reason, within two years after a change in control. The severance benefit is equal to the lesser of (1) two years’ base salary or (2) the highest amount that would not result in any “excess parachute payment” under federal tax laws. On November 7, 2005, December 29, 2006 and April 8, 2008, the agreements were amended to additionally require the Company to: (i) issue cash payments to the executives for projected incentive plan payments equal to the average annual incentive bonus paid to the executive in the last two years preceding the year in which a change in control occurs; (ii) allow, for up to eighteen months, the continuance of health and welfare benefits and two years for all other benefits to the executives and the executives’ dependents on substantially the same basis as the benefits offered to the executive immediately before termination; and (iii) pay all tax liability for any excise taxes incurred under Sections 280G and 4999 of the Internal Revenue Code attributable to the benefits provided under (i) and (ii). The individual will also receive the amount of any compensation he or she has previously earned, including compensation that has been deferred pursuant to a non-tax-qualified plan. Payments made under the change of control plan are subject to the requirement of Section 409A of the Internal Revenue Code. Additionally, the change of control plan is also subject to clawback provisions that provide for the adjustment or recovery of awards in the event the Company is required to restate its financial performance or for other related actions that occur as the result of inappropriate behavior by executives.

In exchange for these benefits, each of the executives has agreed not to voluntarily terminate employment between the date on which a change in control is announced and the date on which it is either completed or abandoned. The executives have also executed non-compete agreements agreeing not to compete in any manner against the successor Company for twelve months following the completion of such a transaction.

Our Stock Options and Restricted Stock vest upon a change in control event. In adopting the so-called “single” trigger treatment for equity vehicles, we were guided by two principles:

•	Keep employees relatively whole for a reasonable period but avoid creating a “windfall.”

¡	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

¡

Single trigger vesting provides employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal.

¡

The Company that made the original equity grant may no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

¡	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•	Support the compelling business need to retain key employees during uncertain times.

¡

A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package.

¡	A double trigger on equity provides no certainty of what will happen when the transaction closes.

Tax Considerations

The Committee believes it is appropriate to take into account the tax consequences of employee benefits and the award of executive compensation as a way of balancing the interests of the Company with those of participants in the Company’s plans. With regard to executive compensation, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the three most highly compensated named executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Although the current cash compensation levels of our executives generally remain well below the $1 million limit, the Committee believes that it is generally desirable to comply with Section 162(m) when applicable. The Committee also believes, however, that it is appropriate to take into account considerations other than tax treatment, such that compensation actions may not always qualify for tax deductibility under Section 162(m) or other favorable tax treatment to the Company.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Dennis R. Love, Chairman
Charles H. Greiner, Jr.
John T. Heald

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007 and 2006.

With respect to amounts listed under column (d) “Bonus” and (g) “Non-equity incentive plan compensation,” such amounts were determined by the Committee in February of the following year and paid soon thereafter.

Name and principle position (1)	Year	Salary (1) ($)		Bonus ($)	Stock awards (2) ($)		Option awards (2) ($)		Non-equity incentive plan compensation (3) ($)		Change in pension value and nonqualified deferred compensation earnings (4) ($)		All other compensation (5) ($)		Total ($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)		(i)		(j)
Michael J. Keough, President and Chief Executive Officer	2007 2006	$ $	625,000 616,667		$ $	201,550 200,613	$ $	43,531 104,514	$ $	90,625 154,167	$ $	207,476 200,452	$ $	35,405 33,181	$ $	1,203,587 1,309,594

Ronald J. Domanico, Senior Vice President and Chief Financial Officer	2007 2006	$ $	420,000 416,667		$ $	71,842 70,426	$ $	27,892 38,842	$ $	57,960 104,167	$ $	28,663 27,032	$ $	16,412 16,215	$ $	622,769 673,349

Steven L. Kelchen, Vice President, Converted Products Group	2007 2006	$ $	350,500 339,583		$ $	49,795 45,725	$ $	21,929 11,175	$ $	49,420 84,896	$ $	46,671 61,533	$ $	19,686 10,761	$ $	537,501 553,673

Thomas C. Dawson, Jr. Vice President, Mill Group	2007 2006	$ $	329,000 327,167		$ $	29,425 23,054	$ $	4,615 53,685	$ $	35,532 81,792	$ $	175,939 146,328	$ $	13,774 13,555	$ $	588,285 645,581

John R. Foster, Vice President, Sales and Marketing	2007 2006	$ $	282,000 280,167		$ $	39,590 26,679	$ $	7,919 41,899		$39,480 70,042	$ $	132,853 100,325	$ $	33,259 20,294	$ $	535,101 539,406

(1)	The amount shown represents the dollar value of base salary paid or earned during 2007 and 2006 periods. The current base salary amounts of the named executives are as follows:

Michael J. Keough	$625,000
Ronald J. Domanico	$420,000
Steven L. Kelchen	$361,015
Thomas C. Dawson, Jr.	$329,000
John R. Foster	$290,460

(2)	The amounts included in these columns are the dollar amounts recognized by the Company in 2007 for financial statement reporting purposes in accordance with FAS 123R, and accordingly include award amounts granted in and prior to 2007. The awards are individually listed for each Named Executive Officer in the table entitled “Outstanding Equity Awards at Fiscal Year-End” below. Information on individual stock awards granted to named executive officers is set forth in the table entitled “Grants of Plan Based Awards” below. Assumptions used in the calculation of these award amounts are included in included in Note 10 to the Company’s Consolidated Financial Statements entitled “Stock Based Compensation” included in the Company’s 2007 Annual Report on Form 10-K for each of the applicable years of the grants included.
(3)	The amounts shown represent the cash incentive payments to the named executive officers paid in 2008 and 2007 but earned in 2007 and 2006, respectively, for performance under the incentive compensation plan discussed under “Annual Cash Incentives” in the Compensation Discussion and Analysis section above.
(4)	The amounts included reflect the actuarial increase in the value of the named executives’ benefits under all pension plans of the Company during 2007 and 2006, were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, and include amounts which the named executive may not currently be entitled to receive because such amounts are not vested.

(5)	The amounts represent the total value received from perquisites and other personal benefits to the respective Named Executive Officer, insurance premiums paid by the Company, Company contributions to retirement plans and payments under termination plans earned or paid in 2007 and 2006, or attributable to 2007 and 2006, as described more fully below in the “All Other Compensation” table

2007 ALL OTHER COMPENSATION

Name and Principle Position	Perquisites and Other Personal Benefits		Insurance Premiums (3)	Company Contributions to Retirement and 401(k) Plans (4)	Payment on Severance Plans	Total
Michael J. Keough, President and Chief Executive Officer	$11,906	(1)	$10,099	$13,400		$35,405

Ronald J. Domanico, Senior Vice President and Chief Financial Officer	*		$5,212	$11,200		$16,412

Steven L. Kelchen, Vice President, Converted Products Group	*		$3,253	$16,433		$19,686

Thomas C. Dawson, Jr. Vice President, Mill Group	*		$4,774	$9,000		$13,774

John R. Foster, Vice President, Sales and Marketing	$12,906	(2)	$5,853	$14,500		$33,259

*	Represents total perquisites under $10,000 in aggregate per person.
(1)	Perquisites for Michael J. Keough include financial planning and tax preparation ($7,650), annual club dues ($4,020) and ($236) for tickets to sporting events.
(2)	Perquisites for John R. Foster included a one time payment to buyout a Company-leased vehicle ($11,406) pursuant to a Company policy change that revised the eligibility threshold for attaining a leased vehicle; and annual club dues ($1,500).
(3)	Includes Company paid premiums for excess basic life insurance and supplemental long-term disability coverage.
(4)	Includes Company match to 401(k) plan and annual defined retirement contribution plan.

Perquisites

The Company is conservative in providing perquisites to executives. We also provide certain other benefits and perquisites to the named executives as identified above in the “All Other Compensation” table and its accompanying footnotes. The perquisites that the Company provides are limited, and with the exceptions of Messrs. Keough and Foster, their aggregate value per executive is below $10,000.

The Company provides reimbursement to Messrs. Keough and Domanico for financial and/or tax planning. The Company provides reimbursement to allow the executive to stay focused and minimize distractions caused by personal financial planning and to encourage executives to use the services of professionals to ensure that tax filings are accurate, particularly given the complexities of accounting for equity based compensation awards, etc. This benefit is only available as a reimbursement.

The Company also provides reimbursement to Messrs. Keough, Domanico and Foster for certain club fees or dues. The Company believes it is necessary for these executives to have access to meeting locations other than the Company’s offices to meet and/or entertain the Company’s customers and others who provide benefit to the Company. This benefit is only available on a reimbursement basis.

For more detailed information regarding these perquisites and their valuation, see the “All Other Compensation” table above.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant date	Grant Approval Date	Estimated future payouts under Non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (2)	All other option awards: number of securities under- lying options (3)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(c)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Michael J. Keough, President and Chief Executive Officer	09/07/2007	07/27/2007							44,640			179,899
	09/07/2007	07/27/2007								89,300	4.03	210,748
			6,250	468,750	625,000

Ronald J. Domanico, Senior Vice President and Chief Financial Officer	09/07/2007	07/27/2007							22,500			90,675
	09/07/2007	07/27/2007								45,000	4.03	106,200
			4,200	315,000	420,000

Steven L. Kelchen, Vice President, Converted Products Group	09/07/2007	07/27/2007							18,780			75,683
	09/07/2007	07/27/2007								37,600	4.03	88,736
			3,515	262,875	350,500

Thomas C. Dawson, Jr. Vice President, Mill Group	09/07/2007	07/27/2007							23,510			94,745
	09/07/2007	07/27/2007								17,600	4.03	41,536
			3,290	246,750	329,000

John R. Foster, Vice President, Sales and Marketing	09/07/2007	07/27/2007							15,110			60,893
	09/07/2007	07/27/2007								30,200	4.03	71,272
			2,820	211,500	282,000

(1)	Pursuant to the 2007 incentive compensation plan for executives, the Named Executive Officers were eligible to earn an annual cash incentive payment at the lowest threshold level of the plan which is equal to 1% of base salary if the Company met the threshold amount of the EBITDA financial objective. If 100% of the plan financial objective is achieved, a target incentive payment equal to 60% of salary is paid. Also, the executive could have received an additional award of up to 15% of salary if the executive achieves his or her personal objectives. In the event of achievement over the plan financial objective, the plan limits the maximum incentive payment to 100% of total salary.
(2)	The amounts shown represent the performance shares awarded on September 7, 2007 to the executives under the Company’s 2003 Long-Term Equity Incentive Plan.
(3)	The amounts shown represent the stock options granted on September 7, 2007, under the Company’s 2003 Long-Term Equity Incentive Plan at a per share exercise price not less than 100% of the fair market value of the common stock on the date of the grant, (defined as the closing price of the common stock on the date preceding the grant date). The stock option expires ten years from the date of the grant and vests 50% at the second anniversary of the grant date and 100% at the third anniversary of the grant date.
(4)	The amounts shown are the grant date fair market value of each individual equity award computed in accordance with FAS 123R.

The basis for the September 7, 2007 long term equity awards to executives is provided in the Compensation Discussion and Analysis section above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael J. Keough, President and Chief Executive Officer	60,000	0		8.65	03/04/2012
	12,000	4,000		8.17	08/14/2013
	12,500	12,500		17.05	12/01/2014
	40,000	0		17.05	12/01/2014
	0	15,000		10.59	03/02/2016
	89,300			4.03
						40,000	323,600
						25,000	202,250
						35,000	283,150

Ronald J. Domanico, Senior Vice President and Chief Financial Officer	50,000	0		8.40	10/11/2012
	9,000	3,000		8.17	08/14/2013
	18,000	0		17.05	12/01/2014
	0	12,000		10.59	03/02/2016
	45,000			4.03
						18,000	145,620
						22,000	177,980
Steven L. Kelchen, Vice President, Converted Products Group	15,000	0		15.87	08/31/2014
	5,000	0		17.05	12/01/2014
	0	9,000		10.59	03/02/2016
	37,600			4.03
						10,000	80,900
						5,000	40,450
						9,000	72,810
Thomas C. Dawson, Jr. Vice President, Mill Group	2,781	0		34.00	04/20/2008
	2,014	0		40.80	04/20/2008
	2,313	0		30.90	02/04/2009
	3,208	0		25.75	02/04/2009
	648	0		25.75	02/04/2009
	4,393	0		21.53	02/09/2010
	4,482	0		17.94	02/09/2010
	3,365	0		9.38	12/07/2010
	5,000	0		7.05	02/09/2012
	1,125	375		8.17	08/14/2013
	5,000	0		17.05	12/01/2014
	0	9,000		10.59	03/02/2016
	17,600			4.03
						5,000	40,450
						9,000	72,810

John R. Foster, Vice President, Sales and Marketing	1,456	0		34.00	04/20/2008
	1,054	0		40.80	04/20/2008
	4,159	0		25.75	02/04/2009
	2,495	0		30.90	02/04/2009
	2,376	0		25.75	02/04/2009
	4,873	0		17.94	02/09/2010
	4,777	0		21.53	02/09/2010
	3,340	0		10.38	02/07/2011
	7,000	0		7.05	02/09/2012
	4,500	1,500		8.17	08/14/2013
	5,000	0		17.05	12/01/2014
	0	7,000		10.59	03/02/2016
	30,200			4.03
						5,000	40,450
						12,000	97,080

As discussed above in the Compensation Discussion and Analysis section, PARS awards vest seven years from date of grant or vest when a specified share performance price threshold is achieved.

The market value of the restricted shares shown was determined using $3.09, the per share closing price of the Company’s common stock as of December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

None of the Company’s named executive officers exercised any stock options or acquired restricted stock upon vesting during the fiscal year ended December 31, 2007.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such Named Executive Officer, under each of the Retirement Plan and the Restoration Plan (Supplemental Executive Retirement Plan) determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements. Information regarding the Retirement Plan and the Supplemental Executive Restoration Plan can be found above under the subheading “Retirement and Other Post-Termination Compensation” in the Compensation Discussion and Analysis section.

Name	Plan Name	Number of years credited service (#) (1) (2)	Present value of accumulated benefit ($) (3) (4)		Payments during last fiscal year ($)
(a)	(b)	(c)	(d)		(e)
Michael J. Keough, President and Chief Executive Officer	Qualified Pension Plan Restoration (SERP) Plan	3 31	$ $	25,806 427,909

Ronald J. Domanico, Senior Vice President and Chief Executive Officer	Qualified Pension Plan Restoration (SERP) Plan	2 5	$ $	11,485 104,028

Steven L. Kelchen, Vice President, Converted Products Group	Qualified Pension Plan Restoration (SERP) Plan	— 18	$	— 253,677

Thomas C. Dawson, Jr. Vice President, Mill Group	Qualified Pension Plan Restoration (SERP) Plan	35 35	$ $	270,177 718,724

John R. Foster, Vice President, Sales and Marketing	Qualified Pension Plan Restoration (SERP) Plan	8 21	$ $	102,569 641,675

(1)	For Messrs. Keough, Domanico, Kelchen and Foster the Qualified Plan Service represents credited service in the Caraustar Defined Benefit Pension Plan from date of hire to the suspension of this plan as of December 31, 2004 as discussed in the Compensation Discussion and Analysis section above. Mr. Dawson has met the age and service threshold for continued accrual of credited service in the qualified plan.
(2)	The Restoration (SERP) Plan service for all named executives represents the total credited service with the Company with the exception of Mr. Keough (25 years), Mr. Kelchen (15 years) and Mr. Foster (10 years) who were granted additional Restoration (SERP) Plan service for prior industry related service under the terms of their respective letter agreement or offer letter.
(3)	These amounts represent the actuarial present value of the Named Executives Officers’ accumulated benefits under the defined benefit and Restoration (SERP) Plans computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for the year ended December 31, 2007. In calculating these values the Company used the same assumptions used for financial reporting purposes under generally accepted accounting principles, except that retirement age was assumed to be the normal retirement age as defined in the plans—age 65 in each instance. The estimated net Restoration (SERP) Plan benefits, which benefits are offset by payments from qualified plans of prior employers if applicable and payments from the Company’s defined contribution retirement plan benefit for each executive are:

Michael J. Keough	$223,699
Ronald J. Domanico	$24,157
Steven L. Kelchen	$56,350
Thomas C. Dawson, Jr.	$110,942
John R. Foster	$70,282

The incremental values of the Restoration (SERP) Plan benefits resulting from the augmentation of additional service granted to Mr. Keough, Mr. Kelchen and Mr. Foster at time of hire are:

Michael J. Keough	$178,782
Steven L. Kelchen	$42,621
John R. Foster	$40,198

(4)	Only Messrs. Dawson and Foster are eligible for early retirement under the provisions of the Restoration (SERP) Plan. The values of the annuity benefit payable upon early retirement are:

Thomas C. Dawson, Jr.	$60,474
John R. Foster	$54,961

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Under the Company’s compensation and benefits plans and related agreements applicable to the named executive officers such executives may be entitled to specific payments in the event of the termination of their employment under a variety of circumstances. The payment amounts shown in the table below are estimates of these payments assuming the termination occurred as of December 31, 2007. The exact determination of these payments can only be made at the time of the executive’s actual separation.

Severance payments and benefits coverage in the event of an involuntary termination without cause for Named Executive Officers are determined by the Company’s severance policy which generally applies to all salaried employees except for Mr. Keough, Mr. Domanico, and Mr. Kelchen. The severance and benefits entitlements for theses named executives are determined by their Letter Agreements. Under these agreements the following is provided:

Mr. Keough — 24 months of severance pay and benefits coverage

Mr. Domanico — 12 months of severance pay and benefits coverage

Mr. Kelchen — 6 months of severance pay and benefits coverage.

The Company has in effect Change of Control Agreements with all of the Named Executive Officers. The purpose of these agreements is to encourage key personnel to remain with the Company to ensure continuity of operations during any actual or potential change of control event. The terms of these agreements and other change of control arrangements are reviewed in detail in the Compensation Discussion and Analysis.

Termination of employment due to death or disability entitles the Named Executive Officers to benefits under the Company’s life insurance or disability plans, generally available to other salaried employees. In addition, and also applicable to other salaried employees who receive grants of restricted stock, upon termination due to death or disability all restricted stock immediately vests. As of December 31, 2007 the value of the restricted stock for each of the named executive officers is:

Michael J. Keough — $446,938

Ronald J. Domanico — $193,125

Steven L. Kelchen — $132,190

Thomas C. Dawson, Jr. — $115,906

John R. Foster — $99,220

In the event of death the surviving spouses of the following named executives would also be entitled to a monthly annuity payment from the Company’s pension plans: Messrs. Keough, Dawson and Foster.

The Change in Control Agreements do not provide for any payment to the named executive officers in the event of retirement.

	Severance Payment	Incentive Plan Payments	Pension Benefit (1)	Continuation of Medical/ Welfare Benefits	Acceleration of Equity Awards	Excise Tax Gross-up	Total Termination Benefits
Michael J. Keough
• Involuntary Termination Without Cause	1,250,000	0	0	35,057	0	0	1,285,491
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0	0	0
• Termination after Change In Control	1,250,000	161,146	1,699,595	47,698	446,938	782,886	4,388,263

Ronald J. Domanico
• Involuntary Termination Without Cause	420,000	0	0	15,067	0	0	435,067
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0	0	0
• Termination after Change In Control	840,000	113,883	133,599	43,562	193,125	0	1,324,169

Steven L. Kelchen
• Involuntary Termination Without Cause	175,250	0	0	6,545	0	0	181,795
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0	0	0
• Termination after Change In Control	701,000	91,010	322,942	38,396	132,190	0	1,285,538

Thomas C. Dawson, Jr.
• Involuntary Termination Without Cause	164,500	0	0	4,439	0	0	168,939
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0	0	0
• Termination after Change In Control	658,000	84,978	889,488	26,269	115,906	451,320	2,225,961

John R. Foster
• Involuntary Termination Without Cause	140,084	0	0	4,988	0	0	145,072
• Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0	0	0
• Termination after Change In Control	564,000	76,639	728,619	26,449	99,220	0	1,494,927

(1)	Represents the lump sum payable upon Change in Control. The lump sum is based on qualified plan actuarial equivalency assuming an event date as of December 31, 2007. The lump sum is the larger of the present value of the early retirement benefit (if early retirement eligible on event date) and the present value of the defined normal retirement benefit.

NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation Paid to Board Members

The Governance Committee annually reviews director compensation. The Governance Committee specifically reviews survey data from the National Association of Corporate Directors (“NACD”) as well as the director compensation levels of the industry peer group. In January 2005, based upon specific recommendations from a comprehensive survey conducted by Pearl Meyer, the Board adopted the current Director’s Compensation Plan. Since 2005, while the Governance Committee has annually reviewed director compensation and noted that the current level of director compensation lags slightly behind the median level for similarly sized companies, as reported by NACD, the Committee has maintained director compensation at 2005 levels in part because of the Company’s current financial condition.

Accordingly, in 2007, each director who is not an employee of the Company was paid an annual retainer of $50,000 for serving as a director. One half of this annual retainer was paid in Common Shares of the Company. The other half was paid in cash in quarterly installments. The Board Chair received an additional annual retainer of $25,000 (one half of which was paid in Common Shares), the chair of the Audit Committee received an additional annual retainer of $7,500 (one half of which was paid in Common Shares) and the chairman of each other committee received an additional annual retainer of $3,500 (one half of which was paid in Common Shares). Each non-employee director, other than Mr. Zarnikow, also received an annual grant of options to purchase 3,000 Common Shares. In addition, all non-employee directors were paid a fee of $2,000 per meeting for attending in-person meetings of the Board of Directors, $1,000 for participation in telephonic Board meetings, $1,000 per in-person committee meeting attended and $500 per telephonic committee meeting. In December of 2007, Mr. Zarnikow accepted a position with the Federal Government. While Mr. Zarnikow’s position allows him to continue his service on the Board, it precludes him from accepting compensation for that service. Accordingly, while Mr. Zarnikow intends to continue his service to the Board and will continue to chair the Audit Committee, as of December 2007, he is not receiving compensation, including new stock option grants. All directors were reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board.

Director Compensation

Name (1)	Fees earned or paid in cash ($)	Stock awards (2), (3) ($)	Option awards (2) ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James E. Rogers	43,017	32,983	7,470				$83,470
Daniel P. Casey	46,008	33,992	7,470				$87,470
Dennis M. Love	13,014	53,486	7,470				$73,970
Robert J. Clanin	41,262	25,863	7,470				$74,595
L. Celeste Bottorff	38,010	24,990	7,470				$70,470
Eric R. Zarnikow	34,092	26,866	0				$60,958
Charles H. Greiner	40,010	24,990	7,470				$72,470
John T. Heald, Jr.	40,010	24,990	7,470				$69,470

(1)	Mr. Michael J. Keough and Ronald J. Domanico, both directors of the Company, have been omitted from this table since they are employees and receive no additional compensation for serving on the Board.
(2)	Refer to the notes on the Consolidated Financial Statements included with the Annual Report on Form 10K filed on March 14, 2008 for the relevant assumptions used to determine the valuation of the stock option awards to Directors.
(3)	Amounts listed under column (c) Stock awards represent quarterly retainer fees that the Company pays to its directors in lieu of cash.

The following are the aggregate numbers of vested stock option awards and shares issued as director compensation held as of December 31, 2007 by the individuals that served as non-employee directors during some or all of 2007.

Name of Director	Full Value Share Holdings	Stock Options
James E. Rogers	18,739	13,930
Robert J. Clanin	11,662	12,930
Dennis M. Love	20,430	14,930
Daniel P. Casey	11,627	9,930
Charles H. Greiner	8,306	9,000
L. Celeste Bottorff	9,292	9,930
John T. Heald, Jr.	6,829	6,000
Eric R. Zarnikow	8,695	6,000

SHARE OWNERSHIP

As of March 17, 2008, the only class of voting securities the Company had issued and outstanding was its Common Shares. On that date there were 29,481,060 Common Shares outstanding. The following table sets forth the names of, and the numbers and percentages of Common Shares beneficially owned as of December 31, 2007 by each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares. Each of the individuals listed below possesses sole voting and investment power with respect to the Common Shares listed opposite his or her name unless noted otherwise.

	Common Shares Beneficially Owned
Name and Address† of Beneficial Owner	Number(1)	Percent
Southernsun Asset Management, Inc. (1) 6000 Poplar Avenue, Suite 220 Memphis, TN 38119	4,010,922	13.6%
Bessemer Group, Inc. (2) 760 Moore Road King of Prussia, PA 19406	2,885,800	9.8%
Goldman Sachs Asset Management, L.P., et al (3) 32 Old Slip New York, NY 10005	2,867,367	9.7%
Dimensional Fund Advisors, Inc. (4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,419,627	8.2%
F&C Asset Management plc (5) 80 George Street Edinburgh EH2 3BU, United Kingdon	1,749,174	5.9%
Buckhead Capital Management, LLC (6) 3330 Cumberland Boulevard, Suite 650 Atlanta, GA 30339	1,623,693	5.6%
Wellington Management Co. LLP (7) 75 State Street Boston, MA 02109	1,475,700	5.0%

†	Addresses are furnished for each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares.
(1)	The amount and nature of the shares beneficially owned are based on a Form Schedule 13G filed on or about February 15, 2008. Southernsun Asset Management, Inc. reports sole voting and dispositive power over all of these shares.

(2)	The amount and nature of the shares beneficially owned are based on an amended Schedule 13G filed on or about February 8, 2008. Of the shares reported, Bessemer Group, Inc. reports sole voting and dispositive power over none of the shares.
(3)	The amount and nature of the shares beneficially owned are based on an amended Schedule 13G filed on or about February 1, 2008. Of the shares reported, Goldman Sachs Asset Management reports sole voting power over 2,602,794 shares and sole dispositive power over 2,867,367. Goldman Sachs Asset Management disclaims beneficial ownership of any securities managed on its behalf by third parties.
(4)	The amount and nature of the shares beneficially owned are based on an amended Schedule 13G filed on or about February 6, 2008. Of the shares reported, Dimensional Fund Advisors reports these shares based on its role as investment adviser or manager to certain investment companies, trusts and accounts. It reports sole voting and dispositive power over all these shares, but disclaims beneficial ownership of all such shares.
(5)	The amount and nature of the shares beneficially owned are based on a Form Schedule 13G filed on or about February 4, 2008. Of the shares reported, F&C Asset Management plc reports sole voting and dispositive power over all 1,749,174 shares.
(6)	The amount and nature of the shares beneficially owned are based on a 13G filed on or about February 11, 2008. Of the shares reported Buckhead Capital reports sole voting and dispositive power over all these shares.
(7)	The amount and nature of the shares beneficially owned are based on a Form Schedule 13G filed on or about February 14, 2008. Of the shares reported, Wellington Management Company LLC reports sole voting and dispositive power over none of the shares.

Security Ownership of Directors and Executive Officers

The following table sets forth as of March 17, 2008, certain information with respect to Common Shares beneficially owned by each director of the Company, each nominee for election as director, the executive officers included in the Summary Compensation Table set forth above and all directors and executive officers of the Company, as a group. The address of each officer and director is c/o Caraustar Industries, Inc., 5000 Austell-Powder Springs Road, Suite 300, Austell, GA 30106-3227. Except as otherwise indicated, the individuals listed in the table have sole voting and investment powers with respect to the Common Shares beneficially owned by them.

	Common Shares Beneficially Owned
Name of Individual	Number(1)	Percent
Michael J. Keough (2)	443,135	1.5
Ronald J. Domanico (3)	394,188	1.3
Thomas C. Dawson, Jr. (4)	152,670	*
John R. Foster (5)	140,168	*
Steven L. Kelchen (6)	131,165	*
Gregory B. Cottrell (7)	97,591	*
William A. Nix, III (8)	84,890	*
Barry A. Smedstad (9)	74,292	*
Robert J. Clanin	46,574	*
James E. Rogers	52,333	*
Dennis M. Love	39,784	*
Daniel P. Casey (10)	29,732	*
Wilma E. Beaty (11)	42,895	*
Charles H. Greiner, Jr.	24,328	*
L. Celeste Bottorff	21,244	*
John T. Heald, Jr.	20,851	*
Eric R. Zarnikow	14,695	*
Directors and executive officers as a group (17 persons)	1,810,535	6.1%

(1)	Includes the following shares subject to stock options exercisable within 60 days after March 17, 2008: Mr. Keough — 245,300; Mr. Domanico — 137,000; Mr. Dawson — 61,304; Mr. Foster — 79,730; Mr. Kelchen — 66,600; Mr. Cottrell — 54,000; Mr. Nix — 44,800; Mr. Smedstad — 46,075; Mr. Clanin — 12,930; Mr. Rogers — 13,930; Mr. Love — 14,930; Mr. Casey — 9,930; Ms. Beaty — 23,300; Mr. Greiner — 9,000; Ms. Bottorff — 9,930; Mr. Heald — 6,000; Mr. Zarnikow — 6,000; directors and executive officers as a group — 840,759.
(2)	Includes 10,500 shares held in a family living trust with Mr. Keough’s wife.
(3)	Includes 16,609 shares held in a 401(k).
(4)	Includes 30,477 shares registered in the name of Mr. Dawson’s wife.
(5)	Includes 18,156 shares held in a 401(k).
(6)	Includes 1,000 shares registered in the name of Mr. Kelchen’s wife.
(7)	Includes 7,905 shares held in a 401(k).
(8)	Includes 1,390 shares registered in the name of Mr. Nix’ wife and 2,500 shares held in an IRA.
(9)	Includes 9,108 shares held in a 401(k).
(10)	Includes 5,000 shares held in an IRA.
(11)	Includes 1,205 shares held in a 401(k).
*	Denotes ownership of less than 1% of the Company’s Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Shares that may be issued upon the exercise of stock options under all of the Company’s existing equity compensation plans, including the Company’s 2003 Long Term Equity Incentive Plan and the 1996 Director’s Equity Plan and 1998 Key Incentive Compensation Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,812,584	(1)	$12.50	1,632,072	(2)

Equity compensation plans not approved by security holders (3)	110,000		$8.54	0

Total	2,922,584		$12.35	1,632,072

(1)	This amount represents (i) 41,440 Common Shares issuable upon exercise of options outstanding under our 1996 Directors Equity Plan, (ii) 818,784 Common Shares issuable upon the exercise of options outstanding under our 1998 Key Incentive Compensation Plan and (iii) 1,120,421 Common Shares issuable upon the exercise of options outstanding under our 2003 Long-Term Equity Incentive Plan.
(2)	There are no securities available for future issuance under the 1998 Key Employee Incentive Compensation Plan, or the 1996 Directors Equity Plan.
(3)	This amount represents Common Shares issuable upon the exercise of options granted to Mr. Keough and Ronald J. Domanico in March 2002 and October 2002, respectively, in connection with their hirings. These grants were issued outside of the 1998 Long-Term Equity Incentive Plan due to a limitation in the plan that allowed no more than 10,000 shares of common stock for which options could be granted to any participant in any calendar year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executives, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executives, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executives and directors and any greater than 10% beneficial owners were complied with.

PROPOSAL 2

The Ratification of Appointment of Deloitte & Touche LLP

as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the current year and to report on the consolidated statement of financial position and related statement of operations of the Company and its subsidiaries. Representatives of Deloitte & Touche are expected to be present at the 2008 Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to questions.

Approval of the proposal to ratify the selection of the independent registered public accounting firm requires that the number of votes cast for the proposal exceed the number of votes cast against it. Should the shareholders vote negatively, the Audit Committee will consider a change in independent registered public accounting firms for the 2008 fiscal year.

Your Board Unanimously Recommends a Vote FOR

Ratification of the Selection of Deloitte & Touche LLP

as the Independent Registered Public Accounting Firm to Audit the Books

of the Company and its Subsidiaries for the Current Year.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-approval Policy

As mandated by SEC regulations, the Audit Committee has a pre-approval policy that outlines procedures intended to ensure that all audit and permitted non-audit services provided to the Company by its independent auditors are approved either directly by the Audit Committee in advance or pursuant to the detailed procedures reflected in the pre-approval policy. The policy provides that any proposed services will be classified into one of four possible service categories that the Audit Committee generally believes is either required, or permissible, for the independent auditors to perform, and then submitted to the Audit Committee for pre-approval, along with specific information regarding the proposed services and fees. The four general service categories are as follows: audit services, audit-related services, tax services, and other services for which use of the independent auditors would provide a synergistic benefit to the Company or from which the Company would benefit by virtue of the independent auditors’ unique or superior qualifications. In addition, pursuant to the policy, the Audit Committee annually pre-approves the provision of certain specified audit, audit-related and tax services, subject to specified quarterly budget restrictions that can be exceeded only if an additional approval is obtained from either the Audit Committee Chairman or the Committee as a whole.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2007. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last two fiscal years.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. Its other material functions are outlined in a written charter adopted by the Board, which was most recently amended in February 2007 and is available at www.caraustar.com by first clicking “Investor Relations” then “Governance” and then “Audit Committee” under the sub-heading “Committee Charters.” In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditors report to us and to the Board. We have sole authority to appoint and to terminate the engagement of the independent auditors.

We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and have discussed with the independent auditors the auditors’ independence from the Company and its management. We have also considered whether the non-audit services provided by Deloitte & Touche LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted additional policies directed at maintaining the independence of the independent auditors, such as prior committee approval of non-audit services and required audit partner rotation.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We also periodically meet in executive session.

In reliance on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. We have also appointed the Company’s independent auditors for 2008, and this appointment is being submitted for shareholder ratification at the 2008 Annual Meeting.

AUDIT COMMITTEE:

Eric R. Zarnikow, Chair

L. Celeste Bottorff

Robert J. Clanin

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Fees

Deloitte & Touche, LLP billed us the following amounts in aggregate fees for fiscal year 2007 and 2006 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings, as well as, beginning in fiscal year 2004, the attestation of management’s assessment of internal control as required by section 404 of the Sarbanes-Oxley Act of 2002:

2007 — $1,389,556*	2006 — $1,516,986

Audit-Related Fees

Deloitte & Touche billed us the following amounts in aggregate fees for fiscal years 2007 and 2006 for assurance and related services, other than those described above under “Audit Fees,” that are reasonably related to the performance of the audit or review of our financial statements:

2007 — $65,978	2006 — $100,156

In both 2007 and 2006, these fees were billed for employee benefit plan audit services.

Tax Fees

For 2007 and 2006, Deloitte & Touche billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2007 — $68,132	2006 — $146,937

All Other Fees

Aggregate fees billed for all other audit-related services rendered by Deloitte & Touche for fiscal years 2007 and 2006 were:

2007 — $0	2006 — $0

*	This amount is estimated and includes $108,195, in projected fees that will be billed in connection with work to be completed for audit services attributable to the year ended December 31, 2007.

Of all the fees reported above, none were approved pursuant to the de minimus exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 16, 2008 in order to be considered for inclusion in the Company’s proxy statement and proxy appointment forms relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Shares, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement.

In addition, the Company’s bylaws prescribe procedures a shareholder must follow to make nominations for director candidates or propose any other business to be considered at an annual meeting. Shareholder nominations for director will be considered at an annual meeting or any other meeting at which an election is to be held if the shareholder delivers to the Secretary of the Company, not later than the close of business on the fifth business day following the date on which notice is first given to shareholders of the meeting at which such election is to be held, a notice setting forth the information specified in Section 3 of Article III of the Company’s bylaws. Other shareholder proposals will be considered at an annual meeting if the shareholder delivers to the Secretary of the Company at its principal executive office, no less than 60 nor more than 90 days prior to the meeting, a written notice setting forth the information specified in Section 15 of the Article III of the Company’s bylaws.

Notwithstanding the limitations described in the preceding sentence, in the event the Company’s annual meeting is held on a date other than the second Wednesday in May, and public disclosure of the date of the annual meeting is made less than 70 days prior to the meeting date, a shareholder’s notice of proposed business will be considered timely if received by the Company no later than the tenth day following the date of public disclosure of the meeting date. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary at 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia 30106.

WILMA ELIZABETH BEATY

Vice President, General Counsel and Secretary

Austell: April 14, 2008

You are cordially invited to attend this year’s meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy appointment form, which will, of course, be returned to you at the meeting if you are present and so request.

Daniel P. Casey
Chairman of the Board

Michael J. Keough
President and Chief Executive Officer

x Votes must be indicated Please Mark, Sign, Date and Return this Proxy Promptly Using the Enclosed Postage Prepaid Envelope.

(x) in Black or Blue ink.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

1. ELECTION OF THREE CLASS I DIRECTORS.

FOR WITHHOLD EXCEPTIONS*

Nominees:

ALL FOR ALL

01 L. Celeste Bottorf

02 Eric R. Zarnikow and

03 Dennis M. Love

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.

*Exceptions

FOR AGAINST ABSTAIN

2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all Appointments of Proxy heretofore given by the undersigned.

Signature Signature Date

Please sign exactly as name appears on card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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REVOCABLE

APPOINTMENT CARAUSTAR INDUSTRIES, INC.

OF PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2008

THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Daniel P. Casey, Michael J. Keough and James E. Rogers as Proxies with full power of substitution to act and vote for and on behalf of the undersigned, as designated below, all the shares of common stock of Caraustar Industries, Inc . (the “Company”) held of record by the undersigned on March 17, 2008, at the annual meeting of shareholders to be held at the Company’s corporate headquarters, 5000 Austell-Powder Springs Road, Threadmill Complex Suite 300, Austell, Georgia on May 21, 2008 or any adjournment thereof.

THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR PROPOSAL 2 UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE THE PROXIES WILL VOTE AS DIRECTED.

(Continued and to be dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

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